ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-199966 Dated January 13, 2015

JPMorgan Chase & Co. Contingent Absolute Return Autocallable Optimization Securities

Linked to the Class A common stock of Under Armour, Inc. due on or about January 25, 2016

Linked to the ordinary shares of Mallinckrodt public limited company due on or about January 25, 2016

Investment Description
Contingent Absolute Return Autocallable Optimization Securities are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase") (each, a "Security" and collectively, the "Securities") linked to the performance of the common stock or ordinary shares of a specific company (the "Underlying Stock"). The Securities are designed for investors who believe that the price of one share of the applicable Underlying Stock will remain flat or increase during the term of the Securities, or not close below the applicable Trigger Price on the Final Valuation Date. If the applicable Underlying Stock closes at or above the applicable Initial Share Price on any Observation Date, JPMorgan Chase will automatically call the Securities and pay you a Call Price equal to the principal amount per Security plus a Call Return. The Call Return increases the longer the Securities are outstanding. If by maturity the Securities have not been called and the closing price of one share of the applicable Underlying Stock closes at or above the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay the principal amount plus pay you a return at maturity equal to the absolute value of the percentage decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date (the "Contingent Absolute Return"). If by maturity the Securities have not been called and the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The closing price of each Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "General Terms of Notes — Anti-Dilution Adjustments.” Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The Contingent Absolute Return, and any contingent repayment of principal, apply only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❒Call Return: JPMorgan Chase will automatically call the Securities for a Call Price equal to the principal amount plus a Call Return if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. The Call Return increases the longer the Securities are outstanding. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❒Contingent Absolute Return at Maturity: If by maturity the Securities have not been called and the price of the applicable Underlying Stock closes at or above the applicable Trigger Price on the Final Valuation Date, JPMorgan Chase will repay the principal amount plus pay the Contingent Absolute Return. If the price of one share of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The Contingent Absolute Return, and any contingent repayment of principal, apply only if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Trade Date[1]	January 16, 2015
Original Issue Date (Settlement Date)[1]	January 22, 2015
Observation Dates[2]	Quarterly (see page 4)
Final Valuation Date[2]	January 19, 2016
Maturity Date[2]	January 25, 2016
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Observation Dates, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]

Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Payment Date" and "General Terms of Notes — Postponement of a Determination Date — Notes linked to a Single Underlying" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 6 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1a-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
This free writing prospectus relates to two (2) separate Security offerings. Each issuance of offered Securities is linked to one, and only one, Underlying Stock. You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. This free writing prospectus does not, however, allow you to purchase a Security linked to a basket of both of the Underlying Stocks described below. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each of the two (2) Security offerings is linked to the Class A common stock or ordinary shares of a different company, and each of the two (2) Security offerings has its own Call Return rate, Initial Share Price and Trigger Price, each of which will be finalized on the Trade Date and provided in the pricing supplement. The actual Call Return rate for each Security will not be less than the bottom of the applicable range listed below, but you should be willing to invest in the Securities if the Call Return Rate were set equal to the bottom of that range. The performance of each Security offering will not depend on the performance of any other Security offering.

Underlying Stock	Call Return Rate*	Initial Share Price	Trigger Price**	CUSIP	ISIN
Class A common stock of Under Armour, Inc. (Bloomberg ticker: UA)	10.00% to 13.00% per annum	$ •	75% of Initial Share Price	48127R867	US48127R8676
Ordinary shares of Mallinckrodt public limited company (Bloomberg ticker: MNK)	10.00% to 13.00% per annum	$ •	70% of Initial Share Price	48127R859	US48127R8593

*Assuming a rate of 11.50% per annum, the call return for Securities called before the final valuation date would be 2.875% for Securities called on April 16, 2015, 5.750% for Securities called on July 16, 2015 and 8.625% for Securities called on October 16, 2015. The actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and will be between (i) 10.00% and 13.00% per annum for Securities linked to the Class A common stock of Under Armour, Inc. and (ii) 10.00% and 13.00% per annum for Securities linked to the ordinary shares of Mallinckrodt public limited company.

**The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this free writing prospectus. Each Security we are offering will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-1a-I. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees and Commissions(2)		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Class A common stock of Under Armour, Inc.		$10		$0.15		$9.85
Securities linked to the ordinary shares of Mallinckrodt public limited company		$10		$0.15		$9.85

[1]	See "Supplemental Use of Proceeds" in this free writing prospectus for information about the components of the price to public of the Securities
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.15 per $10 principal amount Security. See "Underwriting (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Underwriting Information" in this free writing prospectus.

If the Securities priced today and assuming a Call Return rate equal to the middle of the applicable range listed above, the estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $9.681 and $9.634 per $10 principal amount Security linked to the Class A common stock of Under Armour, Inc. and linked to the ordinary shares of Mallinckrodt public limited company respectively. JPMS's estimated value of the Securities, when the terms of the Securities are set, will be provided by JPMS in the pricing supplement and will not be less than $9.50 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this free writing prospectus for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offerings to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to these offerings that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term "JPMorgan Chase & Co." Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in these offerings will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-1a-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

This free writing prospectus relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to one, and only one, Underlying Stock. The purchaser of a Security will acquire a security linked to a single Underlying Stock (not to a basket or index that includes the other Underlying Stocks). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. We reserve the right to withdraw, cancel or modify any of the offerings and to reject orders in whole or in part. While each Security offering relates only to a single Underlying Stock identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to that Underlying Stock (or any other Underlying Stock) or as to the suitability of an investment in the Securities.

You should read this free writing prospectus together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Prospectus and prospectus supplement, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this free writing prospectus, the "issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You believe the applicable Underlying Stock will close at or above the applicable Initial Share Price on one of the specified Observation Dates or will close at or above the applicable Trigger Price on the Final Valuation Date.

♦You understand and accept that you will not participate in any appreciation in the price of one share of the applicable Underlying Stock and that your potential return is limited to the applicable Call Return or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the Trigger Price).

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You are willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You would be willing to invest in the Securities if the applicable Call Return rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You do not seek current income from this investment and are willing to forgo dividends paid on the applicable Underlying Stock.

♦You are willing to invest in securities that may be called early or you are otherwise willing to hold such securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as an investment in the applicable Underlying Stock.

♦You require an investment designed to provide a full return of principal at maturity.

♦You believe that the price of one share of the applicable Underlying Stock will decline during the term of the Securities and is likely to close below the applicable Trigger Price on the Final Valuation Date exposing you to the full negative Stock Return at maturity.

♦You seek an investment that participates in the full appreciation in the price of the applicable Underlying Stock or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Stock.

♦You are not willing to accept the risks of owning equities in general and the applicable Underlying Stock in particular.

♦You would not be willing to invest in the Securities if the applicable Call Return rate were set equal to the bottom of the applicable range indicated on the cover hereof (the actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the applicable range listed on the cover).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the applicable Underlying Stock.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this free writing prospectus and "Risk Factors" in the accompanying product supplement no. UBS-1a-I for risks related to an investment in the Securities.

Indicative Terms

Issuer	JPMorgan Chase & Co.
Issue Price	$10.00 per Security
Underlying Stock	Class A common stock of Under Armour, Inc. Ordinary shares of Mallinckrodt public limited company
Principal Amount	$10 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Term[1]	Approximately 12 months, unless called earlier.
Call Feature	The Securities will be called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price. If the Securities are called, JPMorgan Chase will pay you on the applicable Call Settlement Date a cash payment per Security equal to the applicable Call Price for the applicable Observation Date.
Observation Dates[1,2]	April 16, 2015 July 16, 2015 October 16, 2015 January 19, 2016 (Final Valuation Date)
Call Settlement Dates[2]	2nd business day following the applicable Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date
Call Return	The applicable Call Return increases the longer the Securities are outstanding and is based upon a rate of between (i) 10.00% and 13.00% per annum for Securities linked to the Class A common stock of Under Armour, Inc. and (ii) 10.00% and 13.00% per annum for Securities linked to the ordinary shares of Mallinckrodt public limited company. The actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement. See "Call Returns/Call Prices for Each Offering of the Securities."
Call Price	The applicable Call Price equals the principal amount per Security plus the applicable Call Return.
Payment at Maturity (per $10 Security)

If the Securities are not automatically called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, we will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 × (1 + Contingent Absolute Return)

If the Securities are not automatically called and the applicable Final Share Price is less than the applicable Trigger Price, we will pay you a cash payment at maturity that is less than $10 per $10 principal amount Security, equal to:

$10 × (1 + Stock Return)

In this scenario, the Contingent Absolute Return does not apply and you will lose some or all of your initial investment at maturity in an amount proportionate to the negative Stock Return.

Stock Return	Final Share Price - Initial Share Price Initial Share Price
Contingent Absolute Return	The absolute value of the Stock Return. For example, if the Stock Return is -5%, the Contingent Absolute Return will equal 5%.
Initial Share Price[3]	The closing price of one share of the applicable Underlying Stock on the Trade Date
Final Share Price	The closing price of one share of the applicable Underlying Stock on the Final Valuation Date
Trigger Price[3]	For Securities linked to the Class A common stock of Under Armour, Inc.: 75% of its Initial Share Price
For Securities linked to the ordinary shares of Mallinckrodt public limited company: 70% of its Initial Share Price

[1]	See footnote 1 under "Key Dates" on the front cover
[2]	See footnote 2 under "Key Dates" on the front cover
[3]	The closing price of the applicable Underlying Stock is subject to adjustments, in the sole discretion of the calculation agent, in the case of certain corporate events described in the accompanying product supplement no. UBS-1a-I under "The Underlyings — Underlying Stocks — Anti-Dilution Adjustments" and "The Underlyings — Underlying Stocks — Reorganization Events." The Trigger Price for each Underlying Stock may be rounded up to the nearest cent.

Investment Timeline

Trade Date	The closing price of one share of the applicable Underlying Stock is determined, the applicable Trigger Price is determined and the applicable Call Return rate is finalized.

Quarterly

The Securities will be called if the closing price of one share of the applicable Underlying Stock on any Observation Date is equal to or greater than the applicable Initial Share Price.

If the Securities are called, JPMorgan Chase will pay the applicable Call Price for the applicable Observation Date: equal to the principal amount plus an amount based on the applicable Call Return rate.

Maturity Date

The applicable Final Share Price is determined as of the Final Valuation Date.

If the Securities have not been called and the applicable Final Share Price is equal to or greater than the applicable Trigger Price, JPMorgan Chase will pay an amount in cash equal to:

$10 × (1 + Contingent Absolute Return) per Security

If the Securities have not been called and the applicable Final Share Price is less than the applicable Trigger Price, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss proportionate to the decline of the applicable Underlying Stock; equal to a return of:

$10 × (1 + Stock Return) per Security

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Call Returns/Call Prices for Each Offering of the Securities

Observation Dates†	Call Settlement Dates†	Securities linked to the Class A common stock of Under Armour, Inc.		Securities linked to the ordinary shares of Mallinckrodt public limited company
		Call Return (numbers below assume a rate of 11.50%* per annum)	Call Price (per $10)	Call Return (numbers below assume a rate of 11.50%* per annum)	Call Price (per $10)
April 16, 2015	April 20, 2015	2.875%	$10.2875	2.875%	$10.2875
July 16, 2015	July 20, 2015	5.750%	$10.5750	5.750%	$10.5750
October 16, 2015	October 20, 2015	8.625%	$10.8625	8.625%	$10.8625
January 19, 2016 (Final Valuation Date)	January 25, 2016 (Maturity Date)	11.500%	$11.1500	11.500%	$11.1500

†	See footnote 2 under "Key Dates" on the cover
*	The actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and will be between (i) 10.00% and 13.00% per annum for Securities linked to the Class A common stock of Under Armour, Inc. and (ii) 10.00% and 13.00% per annum for Securities linked to the ordinary shares of Mallinckrodt public limited company. If the actual Call Return rate for any Security is less than the applicable assumed Call Return rate specified above, your return upon an automatic call will be less than the applicable return shown above.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS- 1a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. UBS- 1a-I. Assuming this treatment is respected, the gain or loss on your Securities should be treated as short-term capital gain or loss unless you hold your Securities for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as "FATCA” may apply to amounts treated as interest paid with respect to the Securities, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the applicable Underlying Stock. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that JPMorgan Chase will not necessarily repay the full principal amount of the Securities. If the Securities are not called and the closing price of one share of the applicable Underlying Stock has declined below the applicable Trigger Price on the Final Valuation Date, you will be fully exposed to any depreciation in the closing price of one share of the applicable Underlying Stock from the applicable Initial Share Price to the applicable Final Share Price and JPMorgan Chase will repay less than the full principal amount at maturity, resulting in a loss that is proportionate to the negative Stock Return. Under these circumstances, the Contingent Absolute Return will not apply and you will lose 1% of your principal for every 1% that the applicable Final Share Price is less than the applicable Initial Share Price and you could lose your entire initial investment. As a result, your investment in the Securities may not perform as well as an investment in a security that does not have the potential for full downside exposure to the applicable Underlying Stock at maturity.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Contingent Absolute Return Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing price of one share of the applicable Underlying Stock is above the applicable Trigger Price. If by maturity the Securities have not been called, JPMorgan Chase will repay you the full principal amount per Security plus the Contingent Absolute Return, unless the price of the applicable Underlying Stock closes below the applicable Trigger Price on the Final Valuation Date. Under these circumstances, the Contingent Absolute Return will not apply and JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the price of the applicable Underlying Stock from the Trade Date to the Final Valuation Date. The Contingent Absolute Return and any contingent repayment of principal are based on whether the applicable Final Share Price is below the applicable Trigger Price and apply only if you hold your Securities to maturity.
♦	Limited Return on the Securities —If the Securities are called, your potential gain on the Securities will be limited to the applicable Call Return regardless of the appreciation in the closing price of one share of the applicable Underlying Stock, which may be significant. Because the Call Return increases the longer the Securities have been outstanding and your Securities can be called as early as the first quarterly Observation Date, the term of the Securities could be cut short and the return on the Securities would be less than if the Securities were called at a later date. In addition, if the Securities are not called, any positive return on the Securities will be limited by the applicable Trigger Price because JPMorgan Chase will pay you the principal amount plus the Contingent Absolute Return at maturity only when the Securities are not called and only if the applicable Final Share Price is greater than or equal to the applicable Trigger Price. You will not receive a Contingent Absolute Return and will lose some or all of your investment if the Final Share Price is below the applicable Trigger Price. Furthermore, because the closing price of one share of the applicable Underlying Stock at various times during the term of the Securities could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Securities are automatically called or at maturity, as the case may be, than you would have if you had invested directly in the applicable Underlying Stock.
♦	The Probability That the Applicable Final Share Price Will Fall Below the Applicable Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Applicable Underlying Stock — "Volatility" refers to the frequency and magnitude of changes in the price of one share of the applicable Underlying Stock. Greater expected volatility with respect to the applicable Underlying Stock reflects a higher expectation as of the Trade Date that the price of one share of that Underlying Stock could close below its Trigger Price on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. In addition, each Call Return rate is finalized on the Trade Date and provided in the pricing supplement and depends in part on this expected volatility. A higher Call Return rate is generally associated with greater expected volatility. However, a stock's volatility can change significantly over the term of the Securities. The price of one share of the applicable Underlying Stock for your Securities could fall sharply, which could result in a significant loss of principal.
♦	Reinvestment Risk — If your Securities are called early, the holding period over which you would receive the applicable Call Return could be as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event the Securities are called prior to the maturity date.
♦	No Periodic Interest Payments —You will not receive any periodic interest payments on the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the applicable Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the applicable Underlying Stock, including extending loans to, or making equity investments in, the issuer of the applicable Underlying Stock or providing advisory services to the issuer of the applicable Underlying Stock. As a prospective purchaser of the Securities, you should undertake an independent investigation of the issuer of the applicable Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Securities.
♦	Single Stock Risk — The price of the applicable Underlying Stock can rise or fall sharply due to factors specific to that Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information regarding each Underlying Stock and its issuer, please see "The Underlying Stocks" and the section applicable to each Underlying Stock issuer in this free writing prospectus and the respective issuer's SEC filings referred to in those sections. We urge you to review financial and other information filed periodically with the SEC by the applicable Underlying Stock issuer.
♦	JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities will exceed JPMS's estimated value of the applicable Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the applicable Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the applicable Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this free writing prospectus.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this free writing prospectus for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.

♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the applicable Underlying Stock, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the closing price of one share of the applicable Underlying Stock;
♦	the time to maturity of the Securities;
♦	the dividend rate on the applicable Underlying Stock;
♦	the occurrence of certain events affecting the issuer of the applicable Underlying Stock that may or may not require an adjustment to the applicable Initial Share Price and applicable Trigger Price, including a merger or acquisition;
♦	interest and yield rates in the market generally; and
♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	No Dividend Payments or Voting Rights in the Applicable Underlying Stock —As a holder of the Securities, you will not have any ownership interest or rights in the applicable Underlying Stock, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying Stock will not have any obligation to consider your interests as a holder of the Securities in taking any corporate action that might affect the value of the applicable Underlying Stock and the Securities.
♦	No Affiliation with the Applicable Underlying Stock Issuer — We are not affiliated with the issuer of the applicable Underlying Stock. We have not independently verified any of the information about the applicable Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-1a-I. You should make your own investigation into the applicable Underlying Stock and its issuer. We are not responsible for the applicable Underlying Stock issuer's public disclosure of information, whether contained in SEC filings or otherwise.
♦	No Assurances That the Investment View Implicit in the Securities Will Be Successful —While the Securities are structured to provide potentially enhanced returns in a flat or bullish environment or potential absolute returns in a negative environment above the applicable Trigger Price, we cannot assure you of the economic environment during the term or at maturity of your Securities and you may lose some or all of your investment at maturity.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the closing price of the applicable Underlying Stock for certain corporate events (such as stock splits and stock dividends) affecting the applicable Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable Underlying Stock. If an event occurs that does not require the calculation agent to adjust the applicable closing price, the market value of your Securities and the payment at maturity if not previously called may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Securities in making these determinations.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the applicable Underlying Stock and could affect the value of the applicable Underlying Stock, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Applicable Underlying Stock —Trading or transactions by JPMorgan Chase & Co. or its affiliates in the applicable Underlying Stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable Underlying Stock may adversely affect the market price of the applicable Underlying Stock and, therefore, the market value of the Securities.

♦	Limited Trading History — The ordinary shares of Mallinckrodt public limited company began trading on the New York Stock Exchange on June 17, 2013 and therefore have a limited performance history. Accordingly, historical information for the ordinary shares of Mallinckrodt public limited company is available only since that date. Past performance should not be considered indicative of future performance.
♦	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of JPMS's estimated value and the Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this free writing prospectus. Accordingly, you should consider your potential investment in the Securities based on the minimums for JPMS's estimated value and the Call Return rate of the applicable Securities.

Hypothetical Examples

The examples below illustrate the hypothetical payment upon a call or at maturity under different hypothetical scenarios for a $10.00 Security on an offering of the Securities linked to a hypothetical Underlying Stock with the following assumptions (the actual terms for each Security will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 12 months (unless earlier called)
Initial Share Price:	$50.00
Call Return Rate:	6.00%* per annum (or 1.50% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$40.00 (which is 80.00% of the hypothetical Initial Share Price)

*	The actual Call Return rate for each Security will be finalized on the Trade Date and provided in the pricing supplement. The actual payment upon a call or at maturity and the actual Trigger Price applicable to your Securities may be more or less than the amounts displayed in these hypothetical scenarios, and will depend in part on the Initial Share Price of the applicable Underlying Stock, which will be finalized on the Trade Date and provided in the pricing supplement.

The examples below are purely hypothetical and are not based on any specific offering of Securities linked to any specific Underlying Stock. These examples are intended to illustrate how the value of any payment on the Securities will depend on the closing price on the Observation Dates.

Example 1 — Securities Are Called on the First Observation Date

Closing Price at first Observation Date:	$55.00 (at or above Initial Share Price, Securities are called)
Call Price (per Security):	$10.15

Because the Securities are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a total Call Price of $10.15 per $10.00 principal amount (1.50% return on the Securities).

Example 2 — Securities Are Called on the Final Valuation Date

Closing Price at first Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$52.50 (at or above Initial Share Price, Securities are called)

Call Price (per Security):	$10.60

Because the Securities are called on the Final Valuation Date, we will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $10.60 per $10.00 principal amount (6.00% return on the Securities).

Example 3 — Securities Are NOT Called and the Final Share Price Is Above the Trigger Price

Closing Price at first Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$45.00 (below Initial Share Price, but above Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Contingent Absolute Return) $10.00 × (1 + 10%) $11.00

Because the Securities are not called and the Stock Return is -10%, but the Final Share Price is above or equal to the Trigger Price, at maturity we will pay you a total of $11.00 per $10.00 principal amount (a 10% return on the Securities).

Example 4 — Securities Are NOT Called and the Final Share Price Is Below the Trigger Price

Closing Price at first Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at second Observation Date:	$40.00 (below Initial Share Price, Securities NOT called)
Closing Price at third Observation Date:	$45.00 (below Initial Share Price, Securities NOT called)
Closing Price at Final Valuation Date:	$25.00 (below Initial Share Price and Trigger Price, Securities NOT called)

Settlement Amount (per Security):	$10.00 × (1 + Stock Return) $10.00 × (1 + -50%) $5.00

Because the Securities are not called and the Final Share Price is below the Trigger Price, at maturity we will pay you a total of $5.00 per $10.00 principal amount (a 50% loss on the Securities).

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term or until called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying Stocks

Included on the following pages is a brief description of the issuers of the Underlying Stocks. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying Stock. Except as specified below, the information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and 2014. Partial data is provided for the first calendar quarter of 2015. We obtained the closing price information set forth below from the Bloomberg Professional® service ("Bloomberg"), without independent verification. You should not take the historical prices of any Underlying Stock as an indication of future performance.

Each of the Underlying Stocks is registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of each Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Under Armour, Inc.

According to its publicly available filings with the SEC, Under Armour, Inc., which we refer to as Under Armour, develops, markets and distributes branded performance apparel, footwear and accessories for men, women and youth. The Class A common stock of Under Armour, par value $0.0003 1/3 per share (Bloomberg ticker: UA), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Under Armour in the accompanying product supplement no. UBS-1a-I. Under Armour's SEC file number is 001-33202.

Historical Information Regarding the Class A Common Stock of Under Armour

The following table sets forth the quarterly high and low closing prices of one share of the Class A common stock of Under Armour, based on daily closing prices on the primary exchange for Under Armour, as reported by Bloomberg. The closing price of one share of the Class A common stock of Under Armour on January 12, 2015 was $67.13. The actual Initial Share Price will be the closing price of one share of the Class A common stock of Under Armour on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one share of the Class A common stock of Under Armour has experienced significant fluctuations. The historical performance of the Class A common stock of Under Armour should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the Class A common stock of Under Armour during the term of the Securities. We cannot give you assurance that the performance of the Class A common stock of Under Armour will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Under Armour will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Class A common stock of Under Armour.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010	$7.70	$5.98	$7.35
4/1/2010	6/30/2010	$9.38	$7.55	$8.28
7/1/2010	9/30/2010	$11.38	$8.13	$11.26
10/1/2010	12/31/2010	$15.00	$11.11	$13.71
1/1/2011	3/31/2011	$17.45	$13.25	$17.01
4/1/2011	6/30/2011	$19.63	$15.63	$19.33
7/1/2011	9/30/2011	$20.60	$13.20	$16.60
10/1/2011	12/31/2011	$21.50	$16.14	$17.95
1/1/2012	3/31/2012	$24.74	$18.04	$23.50
4/1/2012	6/30/2012	$26.61	$22.25	$23.62
7/1/2012	9/30/2012	$30.02	$22.74	$27.92
10/1/2012	12/31/2012	$29.64	$23.71	$24.26
1/1/2013	3/31/2013	$25.60	$22.93	$25.60
4/1/2013	6/30/2013	$32.15	$25.28	$29.86
7/1/2013	9/30/2013	$40.58	$29.91	$39.72
10/1/2013	12/31/2013	$43.65	$38.18	$43.65
1/1/2014	3/31/2014	$62.22	$41.00	$57.32
4/1/2014	6/30/2014	$59.65	$46.24	$59.49
7/1/2014	9/30/2014	$72.69	$57.00	$69.10
10/1/2014	12/31/2014	$72.49	$61.64	$67.90
1/1/2015	1/12/2015*	$68.27	$64.22	$67.13

* As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through January 12, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the daily performance of the Class A common stock of Under Armour from December 18, 2006 through January 12, 2015, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Price, equal to 75% of the closing price on January 12, 2015. The actual Trigger Price will be based on the closing price of one share of the Class A common stock of Under Armour on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Mallinckrodt public limited company

According to its publicly available filings with the SEC, Mallinckrodt public limited company, which we refer to as Mallinckrodt, develops, manufactures, markets and distributes pharmaceutical products and medical imaging agents. The ordinary shares of Mallinckrodt, par value $0.20 per share (Bloomberg ticker: MNK), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Mallinckrodt in the accompanying product supplement no. UBS-1a-I. Mallinckrodt's SEC file number is 001-35803.

Historical Information Regarding the Ordinary Shares of Mallinckrodt

The following table sets forth the quarterly high and low closing prices of one common share of Mallinckrodt, based on daily closing prices on the primary exchange for Mallinckrodt, as reported by Bloomberg. The closing price of one common share of Mallinckrodt on January 12, 2015 was $102.46. The actual Initial Share Price will be the closing price of one common share of Mallinckrodt on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of one common share of Mallinckrodt has experienced significant fluctuations. The historical performance of the ordinary shares of Mallinckrodt should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one common share of Mallinckrodt during the term of the Securities. We cannot give you assurance that the performance of the common share of Mallinckrodt will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that Mallinckrodt will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common share of Mallinckrodt.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
6/17/2013*	6/30/2013	$45.43	$42.94	$45.43
7/1/2013	9/30/2013	$47.16	$41.51	$44.09
10/1/2013	12/31/2013	$53.47	$42.01	$52.26
1/1/2014	3/31/2014	$72.81	$50.70	$63.41
4/1/2014	6/30/2014	$82.70	$60.28	$80.02
7/1/2014	9/30/2014	$90.15	$68.12	$90.15
10/1/2014	12/31/2014	$99.73	$83.19	$99.03
1/1/2015	1/12/2015**	$103.57	$93.89	$102.46

* The ordinary shares of Mallinckrodt commenced trading on June 17, 2013.

** As of the date of this free writing prospectus, available information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through January 12, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the daily performance of the ordinary shares of Mallinckrodt from June 17, 2013 through January 12, 2015, based on information from Bloomberg, without independent verification. The ordinary shares of Mallinckrodt public limited company began trading on the New York Stock Exchange on June 17, 2013 and therefore have a limited performance history. The dotted line represents a hypothetical Trigger Price, equal to 70% of the closing price on January 12, 2015. The actual Trigger Price will be based on the closing price of one common share of Mallinckrodt on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this free writing prospectus and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

For each offering of the Securities, JPMS's estimated value of the Securities set forth on the cover of this free writing prospectus is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities" in this free writing prospectus.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this free writing prospectus. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be approximately five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples" in this free writing prospectus for an illustration of the risk-return profile of the Securities and the section for the applicable Underlying Stock set forth under "The Underlying Stocks" in this free writing prospectus for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the applicable Securities, plus the estimated cost of hedging our obligations under the applicable Securities.